Exhibit 3.1

No. 1454555

British Virgin Islands

BVI Business Companies Act, 2004

Memorandum of Association

and

Articles of Association

of

Union Agriculture Group Corp

A COMPANY LIMITED BY SHARES

Incorporated the 2nd day of January, 2008

As amended on this 7th day of June, 2011

As amended on this 30th day of March, 2011

As amended on the 23rd day of April, 2010

As amended on the 21st day of July, 2008

As amended on the 9th day of June, 2008

As amended on the 17th day of April, 2008

Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited

Vanterpool Plaza, 2nd Floor, Wickhams Cay I

Road Town, Tortola, British Virgin Islands

Telephone: (284) 494 5959

Fax: (284) 494 5880

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM OF ASSOCIATION

OF

Union Agriculture Group Corp

A company limited by shares

NAME

1.	The name of the Company is Union Agriculture Group Corp.

TYPE OF COMPANY

2.	The Company is a company limited by shares.

REGISTERED OFFICE

3.	The first registered office of the Company is at Vanterpool Plaza, 2nd floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands, the office of the first registered agent.

REGISTERED AGENT

4.	The first registered agent of the Company is Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited of Vanterpool Plaza, 2nd Floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

CAPACITY AND POWERS

5.	Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of paragraph (a), full rights, powers and privileges.

6.	For the purposes of section 9(4) of the Act, the company may not

(a)	carry on banking or trust company business unless it is licensed under the Banks and Trusts Companies Act, (Amended 2006);

(b)	carry on business as an insurance or reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorizing it to carry on that business;

(c)	carry on the business of company management unless it is licensed under the Company Management Act (Amended 2006);

(d)	carry on business of providing the registered office or registered agent for companies incorporated in the British Virgin Islands.

CURRENCY

7.	Shares in the Company may be issued in any currency.

NUMBER AND PAR VALUE OF SHARES

8.	The Company is authorised to issue an unlimited number of Common Shares, of no par value, an unlimited number of Class A Preferred Shares of no par value, an unlimited number of Class B Preferred Shares of no par value, an unlimited number of Class C Preferred Shares of no par value, an unlimited number of Class D Preferred Shares of no par value, an unlimited number of Class E Preferred Shares of no par value, an unlimited number of Class F Preferred Shares of no par value (each of the Class A, B, C, D, E and F Preferred Shares are hereinafter referred to as a “Class of Preferred Shares and, collectively, as the “Preferred Shares”). Each of the Common Shares and each Class of Preferred Shares shall form a separate class of shares of the Company.

DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

9.	(a)	The powers, preferences, rights, qualifications, limitations or restrictions thereof in respect to the Common Shares are as follows:

(i)	the Common Shares are junior to the Preferred Shares and are subject to all the powers, rights, privileges, preferences and priorities of the Preferred Shares as herein or in any resolution or resolutions adopted by the Board pursuant to authority vested in it by the provisions of this section 9.

(ii)	The Common Shares shall have voting rights for the election of directors and for all other purposes, each holder of Common Shares being entitled to one vote for each Share thereof held by such holder, except as otherwise required by law. The ability of the Shareholders to engage in cumulative voting is hereby specifically denied.

(iii)	Subject to the rights of the holders of any Class of Preferred Shares, holders of Common Shares shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Common Shares by the Board from time to time out of assets or funds of the Company legally available therefor.

(iv)	Subject to the rights of the holders of any Class of Preferred Shares, in the event of any liquidation, dissolution or winding-up of the Company (whether voluntary or involuntary), the assets of the Company available for distribution to Shareholders shall be distributed in equal amounts per Share to the holders of Common Shares.

(b)	Authority is hereby expressly vested in the Board, subject to the provisions of this Section 10 to approve by resolution or resolutions adopted by the affirmative vote of a majority of the Board providing the voting powers, full or limited, if any, of each Class of Preferred Shares and the preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof (each such resolution, a “Preferred Shares Resolution”) and the powers and rights approved by each such Preferred Shares Resolution shall attach to the Preferred Shares and shall take effect upon the filing of the Preferred Shares Resolution with the Registrar. The authority of the Board with respect to the establishment of the preferences and the relative, participating, optional or other special rights and the qualifications, limitations or restrictions of each Class of Preferred Shares shall include, but not be limited to, the determination or fixing of the following:

(i)	the dividend rate of such Class of Preferred Shares, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of the Company’s Shares, and whether such dividends shall be cumulative or non-cumulative;

(ii)	whether such Class of Preferred Shares shall be subject to redemption for cash, property or rights, including securities of the Company or of any other corporation, by the Company at the option of either the Company or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;

(iii)	the terms and amount of any sinking fund provided for the purchase or redemption of the Class of Preferred Shares;

(iv)

whether or not the Class of Preferred Shares shall be convertible into, or exchangeable for, at the option of either the holder or the Company or upon the happening of a specified event, Shares of any other class or classes of the Company’s Shares, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

(v)	the restrictions, if any, on the issue or reissue of any additional Preferred Shares;

(vi)	the provisions as to voting (which may be one or more votes per Share or a fraction of a vote per Share and the number of votes of the Shares of such Class of Preferred Shares relative to the Common Shares and any other Class of Preferred Shares), optional and/or other special rights and preferences, if any, and whether the Shares of such Class of Preferred Shares shall vote separately from other Classes of Shares of the Company (including with respect to the election of Directors of the Company).

(vii)	the rights of the holders of the Shares of such Class of Preferred Shares upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company;

(c)	Notwithstanding anything to the contrary contained herein, unless specifically provided in a Preferred Shares Resolution or required by law, all classes of Shares of the Company shall vote together as a single class of Shares in respect of all matters, including the election of Directors of the Company.

(d)	If any class of the Company’s Shares shall be entitled to more or less than one vote for any Share on any matter, every reference in this Memorandum of Association and in any relevant provision of law to a majority or other proportion of Shares shall refer to such majority or other proportion of the votes attached to such class of Shares or if such class of Shares votes together with another class of Shares, the majority or other proportion of the votes attached to such classes of Shares.

REGISTERED SHARES

10.	The Company shall issue registered Shares only. The Company is not authorised to issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares. The Company may issue registered Shares in book-entry without delivery of a certificate evidencing such Shares.

AMENDMENT OF MEMORANDUM AND ARTICLES

11.	The Company may amend its Memorandum or Articles by a Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles;

(c)	in circumstances where, pursuant to the Act, the Memorandum or the Articles cannot be amended by the Shareholders; or

(d)	to this Clause 11.

DEFINITIONS

12.	Words used in this Memorandum and not defined herein shall have the meanings set out in the Articles.

We, ICAZA, GONZALEZ-RUIZ & ALEMAN (BVI) TRUST LIMITED of Vanterpool Plaza, 2nd Floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Memorandum of Association this 2nd day of January 2008.

Incorporator

SGD. YEXADIRA GARCIA

Yexadira Garcia Authorised Signatory Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

ARTICLES OF ASSOCIATION

OF

Union Agriculture Group Corp

A company limited by shares

DEFINITIONS AND INTERPRETATION

1.	In these Articles, where the context permits, the following terms shall have the following meanings:

“Act” means the BVI Business Companies Act, 2004, including any modification, amendment, extension, re-enactment or renewal thereof and any regulations made thereunder;

“Articles” means these Articles of Association as originally framed or as from time to time amended or restated;

“Board” means the Board of Directors of the Company;

“Chairman” means the chairman of the Board of the Company;

“Common Share” means a common share issued by the Company;

“Common Shareholder” means a person whose name is entered in the Register of Shareholders as the holder of one or more Common Shares;

“Directors” means the Directors or any one of them of the Company for the time being;

“Distribution” means, in relation to a distribution by the Company to a Shareholder, the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder in relation to the Shares held by it, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Memorandum” means the Memorandum of Association of the Company as originally framed or as from time to time amended or restated;

“Person” means an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association;

“Preferred Share” means a preferred share issued by the Company;

“Register of Directors” means the register of the Directors maintained in accordance with Section 63 of these Articles;

“Register of Shareholders” means the register of the holders of Shares maintained in accordance with section 41 of the Act;

“Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands;

“Resolution of Directors” means:

(a)	a resolution approved at a duly convened and constituted meeting of Directors or of a committee of Directors, by the affirmative vote of a simple majority of the Directors, one of which must be the Chairman of the Company, present at the meeting who voted and did not abstain; or

(b)	a resolution consented to in writing by a majority of the Directors, one of which must be the Chairman of the Company or a majority of the members of a committee of Directors, one of which must be the Chair of the committee, as the case may be;

“Resolution of Shareholders” means, unless otherwise defined in the Memorandum or these Articles,

(a)	a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of:

(i)	a majority of the votes of the Shares that were present at the meeting and entitled to vote thereon together as a single class and were voted and did not abstain; and

(ii)	if a class of Preferred Shares is entitled to vote as a separate class, a majority of the votes of such Preferred Shares entitled to vote thereon as a class and were voted and not abstained; or

where a Shareholder is given more than one vote in any circumstances, he shall in the circumstances be counted for the purposes of establishing a majority, by the number of votes he casts;

“Seal” means any seal which has been adopted as the common seal of the Company;

“securities” means Shares and debt obligations of every kind, options, warrants and rights to acquire Shares or debt obligations;

“Shareholder” means a person whose name is entered in the Register of Shareholders as the holder of one or more Shares;

“Share” means a Common Share or a Preferred Share issued or to be issued by the Company;

“Special Resolution of Shareholders” means, unless otherwise defined in the Memorandum or these Articles, a resolution approved at a duly convened and constituted meeting of the Shareholders by the affirmative vote of:

(i)	not less than sixty six and two-thirds per cent of the Shares that were present at the meeting and entitled to vote thereon together as a single class and were voted and did not abstain; and

(ii)	if a class of Preferred Shares is entitled to vote as a separate class, not less than sixty six and two-thirds per cent of the votes of such class entitled to vote thereon as a class and were voted and not abstained; or

where a Shareholder is given more than one vote in any circumstances, he shall in the circumstances be counted for the purposes of establishing a majority, by the number of votes he casts;

“Treasury Shares” means Shares that were previously issued but were repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of representing or reproducing words in a visible form, including telex, telegram, facsimile, electronic mail or other form of writing produced by electronic communication and “in writing” shall be construed accordingly.

2.	Save as aforesaid any words or expressions defined in the Act shall bear the same meaning in these Articles.

3.	Whenever the singular or plural, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

4.	A reference in these Articles to voting in relation to Shares shall be construed as a reference to voting by Shareholders, except that it is the votes allocated to the

Shares that shall be counted and not the number of Shareholders who actually voted and a reference to Shares being present at a meeting shall be given a corresponding construction.

REGISTERED SHARES

5.	The Company shall issue Shares which shall be registered pursuant to Section 13 hereof, and may also elect to provide a Shareholder with a certificate signed by a Director or officer of the Company or under the Seal specifying the number of Shares held by him and the signature of the Director or officer and the Seal may be facsimiles.

6.	If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

7.	If several Persons are registered as joint holders of any Shares, any one of such Persons may give an effectual receipt for any Distribution.

SHARES

8.	Subject to the provision in these Articles the unissued Shares shall be at the disposal of the Directors who may, without limiting or affecting any rights previously conferred to the holders of any existing Shares or class of shares, offer, allot, grant options over or otherwise dispose of the Shares to such persons, at such times, for such consideration and upon such terms and conditions as they may by a Resolution of Directors determine. Shares issued by the Company are non-assessable and the Shareholders are not liable to the Company or to its creditors in respect thereof.

9.	Section 46 of the Act (Pre-emptive rights) shall not apply to the Company.

10.	A Share shall not be issued until the consideration for the Share is fully paid in money or in property or past services, which consideration shall be established by the Directors pursuant to Section 12 hereof.

11.	Subject to Section 10 hereof, when the consideration in respect of a Share has been paid, that Share is for all purposes fully paid and non-assessable.

12.	Shares may be issued for such amount of consideration as the Directors may from time to time by Resolution of Directors determine, which amount shall be in the sole discretion of the Directors without reference to any trading price of the Shares.

13.	The Company shall keep one or more Registers of Shareholders containing:

(i)	the names and addresses of the persons who hold Shares;

(ii)	the number of each class and series of Shares held by each Shareholder;

(iii)	the date on which the name of each Shareholder was entered in the Register of Shareholders; and

(iv)	the date on which any person ceased to be a Shareholder.

14.	The Register of Shareholders may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, the magnetic, electronic or other data storage form shall be the original Register of Shareholders.

15.	A Share is deemed to be issued when the name of the Shareholder is entered in the Register of Shareholders.

MORTGAGES AND CHARGE OF SHARES

16.	Shareholders may mortgage or charge their Shares and upon satisfactory evidence thereof the Company shall give effect to the terms of any valid mortgage or charge except in so far as it may conflict with any requirements herein contained for consent to the transfer of Shares.

17.	In the case of the mortgage or charge of registered Shares there may be entered in the Register of Shareholders:

(a)	a statement that the Shares are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the aforesaid particulars are entered in the Register of Shareholders.

18.	Where particulars of a mortgage or charge are registered, such particulars shall only be cancelled:

(a)	with the consent of the named mortgagee or charge or anyone authorized to act on his behalf, or

(b)	upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

19.	Whilst particulars of a mortgage or charge are registered, no transfer of any Share comprised therein shall be effected without the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf.

REDEMPTION OF SHARES AND TREASURY SHARES

20.	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without their consent.

21.	The Company may only offer to acquire Shares if at the relevant time the directors determine by Resolution of Directors that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

22.	Sections 60 (Process for acquisition of, own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

23.	Shares that the Company purchases, redeems or otherwise acquires pursuant to this regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are not in excess of 50% percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

24.	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

25.	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with these Articles) as the Company may by Resolution of Directors determine.

26.	Where Shares are held by another corporative body of which the Company holds directly or indirectly, shares having more than 50% of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

TRANSFER OF SHARES

27.	Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee and, in the case of the transfer of a Share that imposes a liability to the Company on the transferee, the instrument of transfer shall also be signed by the transferee.

28.	The Company shall not be required to treat a transferee of a Share as a Shareholder until the transferee’s name has been entered in the Register of Shareholders.

29.	Subject to these Articles, the Company shall, on receipt of a duly executed instrument of transfer, enter in the Register of Shareholders the name of the transferee of the Share(s).

30.	Where the Directors are satisfied that an instrument of transfer has been signed but that the instrument has been lost or destroyed, they may resolve;

(a)	to accept such evidence of the transfer of the Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the Register of Shareholders, notwithstanding the absence of the instrument of transfer.

31.	The executor or administrator of a deceased Shareholder, the guardian of an incompetent Shareholder, the trustee of a bankrupt Shareholder or liquidator or administrator or receiver of an insolvent Shareholder shall be the only person recognised by the Company as having any title to the Shares of that Shareholder but none of them shall be entitled to exercise any rights as a Shareholder until they have complied with the procedures set out in the next following two Regulations.

32.	Any person becoming entitled by operation of law or otherwise to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may be registered as a Shareholder upon such evidence being produced as may reasonably be required by the Directors. An application by any such person to be registered as a Shareholder shall be deemed to be a transfer of Shares of the deceased, incompetent or bankrupt Shareholder and the Directors shall treat it as such.

33.	Any person who has become entitled to a Share or Shares in consequence of the death, incompetence or bankruptcy of any Shareholder may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of each Share or Shares and such request shall be likewise as if it were a transfer.

34.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

MEETINGS AND CONSENTS OF SHAREHOLDERS

35.	The Directors of the Company may convene meetings of the Shareholders of the Company at such times and in such manner and places within or outside the British Virgin Islands as the Directors consider necessary or desirable. Any action required or permitted to be taken by Shareholders must be effected at a duly called annual or special meeting of Shareholders, and no action shall be taken by such holders by written consent without a meeting. Meetings of Shareholders may be called only by the Board pursuant to a Resolution of Directors.

36.	Notwithstanding Section 36, the Directors shall convene a meeting of the Shareholders at least once in each calendar year (an “annual meeting”) at which, inter alia, the election of Directors to be elected at such meeting and the appointment or re-appointment of the auditors, shall be put to a Resolution of Shareholders and the financial statements for the previous fiscal year shall be presented to the Shareholders. Notwithstanding the foregoing, the Directors may delay the convening of an annual meeting if the Directors determine by Resolution of Directors that such delay is in the best interests of the Company.

37.	Special meetings of Shareholders for any purpose or purposes may be called solely by the Board pursuant to a Resolution of Directors (a “special meeting”), to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the notice required by Section 38 may be conducted at a special meeting.

38. (a)(i)	The Directors shall give not less than 21 days notice of an annual or special meeting to those persons whose names on the record date appear as Shareholders in the Register of Shareholders of the Company and are to vote at the meeting, to the other Directors and to any auditors of the Company appointed pursuant to these Articles. If a record date for the meeting is fixed pursuant to Section 38(a)(ii), the Shareholders listed shall be those registered at the close of business on such record date. If no record date is fixed, the Shareholders listed shall be those registered at the close of business on the day immediately preceding the day on which notice of the meeting of Shareholders is given, or where no such notice is given, the day on which the meeting of Shareholders is held.

(ii)	The Directors convening an annual or special meeting may fix in advance a record date, preceding the date of any meeting of shareholders by not less than 21 days, for the determination of the shareholders entitled to notice of the meeting of Shareholders and if not fixed shall be the close of business on the date immediately preceding the date the notice is given or, if no notice is given, the day on which the meeting is held.

(iii)	The inadvertent failure of the Directors to give notice of an annual or special meeting to a Shareholder, or the fact that a Shareholder has not received notice, does not invalidate the meeting.

(b)(i)

No business may be transacted at an annual or special meeting, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), or (b) otherwise properly brought before the annual or special meeting by or at the direction of the Board (or any duly authorized committee thereof) or (c) in respect of an annual meeting or a special meeting called to elect one or more Directors, otherwise properly brought before such annual or special meeting by any Shareholder of the Company who (1) is a Shareholder of record on both

(x) the date of the giving of the notice provided for in this Section 38 and (y) the record date for the determination of Shareholders entitled to vote at such annual or special meeting and (2) complies with the notice procedures set forth in subsection 38(c).

(ii)	In addition to any other applicable requirements, for business to be properly brought before an annual or special meeting by a Shareholder pursuant to subsection 38(b)(i)(c), such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company.

(iii)	No business shall be conducted at an annual or special meeting except business brought before such annual or special meeting in accordance with the procedures set forth in this Section 38, provided, however, that, once business has been properly brought before such annual or special meeting in accordance with such procedures, nothing in this Section 38 shall be deemed to preclude discussion by any Shareholder of any such business. If the chairman of an annual or special meeting determines in his sole discretion that business was not properly brought before such annual or special meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(c)(i)	In addition to any other applicable requirements, for a nomination for election of a Director to be made by a Shareholder, such Shareholder must (a) be a Shareholder of record on both (i) the date of the giving of the notice provided for in this Section 38 and (ii) the record date for the determination of Shareholders entitled to vote at such annual or special meeting and (b) have given timely notice thereof in proper written form to the Secretary. If a Shareholder is entitled to vote only for a specific class or category of directors at a meeting of the Shareholders, such Shareholder’s right to nominate one or more persons for election as a Director at the meeting shall be limited to such class or category of Directors.

(ii)

To be timely in connection with an annual meeting, a Shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of such annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the Shareholder to be timely must be delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In the event the Company calls a special meeting for the purpose of electing one or more Directors, any Shareholder entitled to vote for the election of such Director(s) at such meeting and satisfying the requirements specified in subsection 38(c)(i) may nominate a person or persons (as the case may be) for election to such position(s) as are specified in the Company’s notice of such meeting, but only if the Shareholder notice required by subsection 38(c)(iii) hereof shall be delivered to the Secretary at the principal executive office of the Company not later than the close of business on the tenth (10th) day following the first day on which the date of a special meeting and either the names of all nominees proposed by the Board to be elected at such special meeting or the number of Directors to be elected shall have been publicly announced.

(iii)	To be in proper written form, a Shareholder’s notice to the Secretary must set forth (a) as to each person whom the Shareholder proposes to nominate for election as a Director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of Shares, if any, which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the Shareholder giving notice (i) the name and record address of such Shareholder, (ii) the class and number of Shares which are owned beneficially or of record by such Shareholder, (iii) a description of all arrangements or understandings between such Shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Shareholder, (iv) a representation that such Shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named in its notice and (v) any other information relating to such Shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected. As used in these Articles, “beneficially owned” means all shares which such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Exchange Act.

(iv)

No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in this Section 38(c). If the chairman of an annual meeting determines in his sole discretion that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

(v)	This subsection 38(c) shall not apply to any nomination of a Director in an election in which only the holders of one or more Class of Preferred Shares are entitled to vote (unless otherwise provided in the terms of such Class of Preferred Shares).

(d)	In no event shall the adjournment of an annual or special meeting of the Shareholders, or any announcement thereof, commence a new period for the giving of notice as set out above.

(e)	For purposes of this Section 38, a matter shall be deemed to have been “publicly announced” if such matter is disclosed in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission.

39.	A Shareholder may be represented at an annual meeting or special meeting by a proxy who may speak and vote on behalf of the Shareholder.

40.	The instrument appointing a proxy shall be produced at the place appointed for an annual meeting or special meeting before the time for holding such meeting at which the person named in such instrument proposes to vote.

41.	An instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of an annual meeting or special meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

I/We                                                                               being a Shareholder of the above Company with                                          Shares HEREBY APPOINT                                          of                                          or failing him                                                   of                                          to be my proxy to vote for me/us at the meeting of Shareholders to be held on the                      day of                                  and, at any adjournment thereof. (Any restrictions on voting to be inserted here).

Signed this                          day of

Shareholder

42.	The following shall apply in respect of joint ownership of Shares:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at an annual meeting or special meeting and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

43.	A Shareholder shall be deemed to be present at an annual meeting or special meeting if he participates by telephone or other electronic means and all Shareholders participating in such meeting are able to hear each other.

44.	An annual meeting or special meeting is properly constituted, for all purposes, if at the commencement of such meeting, there are present in person or by proxy Shareholders entitled to exercise at least thirty percent (30%) of the voting rights of the Shares of each class of Shares thereon. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person, then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid Resolution of Shareholders.

45.	At every annual or special meeting, the Executive Chairman, or, if the Executive Chairman is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, a chairman of such meeting chosen by a majority in interest of the Shareholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the chairman of such meeting, shall act as secretary of such meeting.

46.	The Directors may by Resolution of Directors postpone an annual meeting or special meeting. The chairman may, with the consent of the meeting, adjourn any annual meeting or special meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at such meeting from which the adjournment took place and unless a quorum is present thereat.

47.	At any annual meeting or special meeting the chairman shall be responsible for deciding in such manner as he shall consider appropriate in his sole discretion whether any resolution has been passed or not and the result of his decision shall be announced at such meeting and recorded in the minutes thereof. If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any annual or special meeting, the result thereof shall be duly recorded in the minutes of such meeting by the chairman.

48.	Any person other than an individual shall be regarded as one Shareholder and subject to the provisions of the following Article the right of any individual to speak for or represent such Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Shareholder.

49.	Any person other than an individual which is a Shareholder of the Company may by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Shareholders of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual Shareholder of the Company.

50.	The chairman of any annual meeting or special meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within five (5) days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

51.	Directors of the Company may attend and speak at any annual meeting or special meeting of Shareholders of the Company and at any separate meeting of the holders of any class of Shares in the Company.

52.	No action shall be taken by the Shareholders except at an annual meeting or special meeting called in accordance with these Articles, and no action shall be taken by the Shareholders by written consent without a meeting.

DIRECTORS

53.	The first directors of the Company shall be appointed by the first registered agent within six (6) months of the incorporation of the Company and thereafter, the directors shall be elected by Resolution of Shareholders unless otherwise provided herein, for such terms as the Shareholders determine.

54.	No person shall be appointed as director of the Company unless he has consented in writing to act as a director.

55.	The minimum number of directors shall be one and the maximum number shall be 12.

56.

Subject to the rights of the holders of any Class of Preferred Shares to elect additional Directors under specified circumstances, the Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a Resolution of

Directors. At the first annual meeting duly convened after June 30, , 2011 , the term of office of the Class I Directors shall expire and Class I Directors shall be elected for a full term of three years. At the second annual meeting duly convened after June 30, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three years. At the third annual meeting duly convened after June 30, 2011, the term of office of the Class III Directors shall expire and Class III Directors shall be elected for a full term of three years. At the fourth annual meeting duly convened after June 30, 2011 and for each succeeding annual meeting thereafter, Directors shall be elected for a full term of three years to succeed the Directors of the class whose terms expire at such annual meeting.

57.	Notwithstanding the provisions of Section 56, each Director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

58.	Any Director may resign at any time by delivering his written resignation to the Board, such resignation to specify whether it will be effective at a particular time, upon receipt by or at the pleasure of the Board. If no such specification is made, it shall be deemed effective at the pleasure of the Board.

59.	Subject to the rights of the holders of any Class of Preferred Shares then outstanding, (a) any Director, other than the Chairman, or the entire Board, other than the Chairman, may be removed from office at any time, but only for cause, by the affirmative vote of the holders of record of outstanding Shares representing at least 80% of the voting power of all the Shares then entitled to vote generally in the election of Directors, voting together as a single class, and (b) any Director, other than the Chairman, may be removed from office at any time, but only for cause, by a Resolution of Directors.

60.	Any vacancies on the Board, including vacancies resulting from death, resignation, disqualification, removal or other causes, and any newly created directorships resulting from any increase in the number of Directors, shall be filled only by the affirmative vote of a majority of the remaining Directors, even though less than a quorum of the Board. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Director for which the vacancy was created or occurred and until such Director’s successor shall have been elected and qualified.

61.	The Directors may, by a Resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

62.	A Director shall not be required to hold a Share, and shall be an individual.

63.	The Company shall keep a Register of Directors containing:

(a)	the names and addresses of the persons who are Directors of the Company;

(b)	the date on which each person whose name is entered in the Register of Directors was appointed as a Director of the Company;

(c)	the date on which each person named as a Director ceased to be a Director of the Company; and

(d)	such other information as may be required to be kept by the Act or Regulations issued in accordance with the Act.

64.	A copy of the Register of Directors shall be kept at the registered office of the Company.

65.	The Register of Directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original Register of Directors.

POWERS OF DIRECTORS

66.	The business and affairs of the Company shall be managed by, or be under the direction or supervision of, the Directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Shareholders.

67.	The Directors may, by a Resolution of Directors, appoint any person, including a person who is a Director, to be an officer or agent of the Company.

68.	Every officer or agent of the Company has such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the Resolution of Directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to matters requiring a Resolution of Directors under the Act or these Articles.

69.	The continuing Directors may act notwithstanding any vacancy in their body, save that if their number is reduced; below the number fixed by or pursuant to these Articles as the necessary quorum for a meeting of Directors, the continuing Directors or Director may appoint Directors to fill any vacancy that has arisen or summon a special meeting.

70.

The Directors may by Resolution of Directors exercise all the powers of the Company to borrow money and to mortgage or change its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

71.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

72.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons whether appointed directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with such attorney or attorneys as the Directors may think fit and may also authorise any such attorney or attorneys to delegate all or any powers, authorities and discretions vested in them.

73.	Section 175 of the Act (Disposition of assets) shall not apply to the Company but, no sale, lease or exchange of all or substantially all the property of the Company shall be made without the prior approval of a Special Resolution of Shareholders.

DUTIES OF DIRECTORS

74.	Subject to this Regulation, the Directors when exercising their powers or performing their duties, shall act honestly and in good faith with a view to the best interests of the Company.

75.	In taking any action, including action that may involve or relate to a change or potential change in the control of the Company, a Director may consider, among other things, both the long-term and short-term interest of the Company and its shareholders and the effects that the Company’s actions may have in the short term or long term upon any one or more of the following matters:

(a)	the communities and countries in which the Company operates;

(b)	the prospects for potential growth, development, productivity and profitability of the Company;

(c)	the Company’s current employees;

(d)	the Company’s employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the Company;

(e)	the Company’s suppliers, customers and creditors;

(f)	the ability of the Company to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business; and

(g)	such other additional factors as a director may consider appropriate in such circumstances.

76.	Nothing in Section 74 shall create any duty owed by any Director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration to the foregoing matters. No such employee, former employee, beneficiary, customer, creditor or community or member thereof shall have any rights against any Director under or as a result of Section 74.

PROCEEDINGS OF DIRECTORS

77.	The Directors or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the Directors may determine to be necessary or desirable and for the avoidance of doubt any one Director may call a meeting of Directors.

78.	A Director shall be deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

79.	A Director shall be given not less than two (2) days notice of meetings of Directors, but a meeting of Directors held without such notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend, waive notice of the meeting, and for this purpose, the presence of a Director at the meeting shall be deemed to constitute waiver on his part. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

80.	A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person not less than one half of the total number of Directors, unless there are only two Directors in which case the quorum shall be two.

81.	If the Company shall have only one Director the provisions herein contained for meetings of the Directors shall not apply but such sole Director shall have full power to represent and act for the Company in all matters as are not by the Act or the Memorandum or these Articles required to be exercised by the Shareholders of the Company and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring Resolution of Directors. Such a note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

82.	At every meeting of the Directors the Executive Chairman shall preside as chairman of the meeting. If there is no Executive Chairman or if the Executive Chairman is not present at the meeting the vice chairman of the Board of Directors shall preside. If there is no vice chairman of the Board of Directors or if the vice chairman of the Board of Directors is not present at the meeting the Directors present shall choose someone of their number to be chairman of the meeting.

83.	An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a committee of Directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by a majority of the Directors, one of which must be the Chairman of the Company, or a majority of the members of a committee, one of which must be the chair of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

84.	The Directors shall cause the following corporate records to be kept:

(a)	minutes of all meetings of Directors, Shareholders, committees of Directors, committees of officers and committees of Shareholders; and

(b)	copies of all resolutions consented to by Directors, Shareholders, committees of Directors, committees of officers and committees of Shareholders.

85.	The books, records and minutes shall be kept at the place that the Directors by Resolution of Directors determine.

COMMITTEES

86.	The Directors may, by a Resolution of Directors, designate one or more committees, each consisting of at least one Director and delegate one or more of their powers, including the power to affix the Seal to the committee.

87.	Each committee of Directors has such powers, and authorities of the Directors, including the power and authority to affix the Seal, as are set forth in the Resolution of Directors establishing the committee, except that no committee has any power or authority:

(a)	to amend the Memorandum or these Articles;

(b)	to designate committees of the Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint Directors;

(e)	to appoint agents;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or approve a liquidation plan;

(h)	to submit to the Shareholders any question or matter requiring the approval of Shareholders;

(i)	to fill a vacancy in the office of auditor;

(j)	to issue securities except as authorized by the directors;

(k)	to declare dividends;

(l)	to purchase, redeem or otherwise acquire Shares issued by the Company; or

(m)	to approve any financial statements.

88.	The meetings and proceedings of each committee of Directors consisting of more than one Director shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

OFFICERS

89.	The Company may by Resolution of Directors appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of an Executive Chairman of the Board, Chief Executive Officer, President and one or more Vice Presidents, Secretaries and Treasurers and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

90.	The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors.

91.	The emoluments of all officers shall be fixed by Resolution of Directors.

92.	The officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

CONFLICT OF INTERESTS

93.	A Director or officer of the Company shall forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all directors in the Company.

94.	For the purposes of Section 95 a disclosure to all Directors to the effect that a Director or officer of the Company is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual is a sufficient disclosure of interest in relation to that transaction.

95.	Notwithstanding Section 94, a transaction entered into by the Company is not voidable by the Company if:

(a)	the material facts of the interest of the Director in the transaction are known by the Directors and the transaction is approved or ratified by a Resolution of Directors; or

(b)	the Company received fair value for the transaction, and such determination of fair value is made on the basis of the information known to the Company and the interested Director at the time that the transaction was entered into.

96.	A Director or officer of the Company, who is interested in a transaction entered into or to be entered into by the Company may not:

(a)	if such person is a Director, vote on a matter relating to the transaction;

(b)	attend a meeting of Directors (as a Director or as an invitee) at which the matter relating to the transaction arises and be included among the Directors present at the meeting for the purpose of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director or officer, that relates to the transaction.

unless the transaction relates (i) primarily to his remuneration as a Director, officer, employee or agent of the Company or an affiliate, (ii) is for indemnity or insurance, or (iii) is with an affiliate and, subject to the compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefits.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

97.	Notwithstanding any other provisions of the Articles, the Company shall not engage in any Business Combination with any interested Shareholder for a period of three (3) years following the time that such Shareholder became an interested Shareholder, unless:

(a)	prior to such time the Board approved either the Business Combination or the transaction which resulted in the Shareholder becoming an interested Shareholder;

(b)	upon consummation of the transaction which resulted in the Shareholder becoming an interested Shareholder, the interested Shareholder owned at least 85% of the voting Shares outstanding at the time the transaction commenced, excluding for purposes of determining the voting Shares outstanding (but not the outstanding voting Shares owned by the interested Shareholder) those Shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether Shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)	at or subsequent to such time the Business Combination is approved by the Board and authorized at an annual meeting or special meeting of Shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting Shares that are not owned by the interested Shareholders.

98.	The restrictions contained in this section shall not apply if:

(a)	A Shareholder becomes an interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient Shares so that the Shareholder ceases to be an interested Shareholder; and (ii) would not, at any time within the three (3) year period immediately prior to a Business Combination between the Company and such Shareholder, have been an interested Shareholder but for the inadvertent acquisition of ownership;

(b)

The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this subsection 98(b); (ii) is with or by a person who either was not an interested Shareholder during the previous three (3) years; and (iii) is approved or not opposed by a majority of the Directors then in office (but not less than one) who were Directors prior to any person becoming an interested Shareholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Company; (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding Shares; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting Shares. The Company shall give not less than 20 days’ notice to all interested Shareholders prior to the consummation of any of the transactions described in clause (x) or (y) of the 2nd sentence of this paragraph; or

99.	As used in Section 97 and 98 only, the term:

(a)	“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b)	“Associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)	“Business Combination,” when used in reference to the Company and any interested Shareholder, means:

(i)	any amalgamation, merger or consolidation, tender offer, exchange offer or similar business combination transaction (or series of transactions) that results in the interested Shareholder, directly or indirectly, controlling the Company; or

(ii)	any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of its assets of the Company and its subsidiaries (as an entirety or substantially as an entirety in one transaction or a series of related transactions) that results in the interested Shareholder, directly or indirectly, controlling the assets sold, assigned, transferred, leased, conveyed or otherwise disposed of.

(d)

“Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)	“Interested Shareholder” means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of Shares that together comprise 15% or more of the votes attached to outstanding Shares, or (ii) is an affiliate or associate of the Company and was the owner of Shares that together comprise 15% or more of the votes attached to outstanding Shares at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested Shareholder, and the affiliates and associates of such person.

(f)	“Person” means any individual, corporation, partnership, unincorporated association or other entity.

(g)	“voting Shares” means Shares of any class entitled to vote generally in the election of directors. Every reference to a percentage of voting Shares shall refer to such percentage of the votes of such voting Shares.

(h)	“Owner,” including the terms “own” and “owned,” when used with respect to any Shares, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such Shares, directly or indirectly; or

(ii)

has (A) the right to acquire such Shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of Shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered Shares is accepted for purchase or exchange; or (B) the right to vote such Shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any Shares because of such person’s right to vote such Shares if the agreement, arrangement or understanding to vote such Shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in subsection 99(h)(ii)(B)), or disposing of such Shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Shares.

100.	No provision of the Memorandum of Association or the Articles shall require, for any vote of Shareholder required by Sections 97 through 99, a greater vote of Shareholders than that specified in Sections 97 through 99.

REGISTER OF CHARGES

101.	The Company shall maintain at the office of its Registered Agent a Register of Charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security, or if there is no such trustee, the name and address of the charge;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction, if any, contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

INDEMNIFICATION

102.	Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgements, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director, an officer, agent or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a Director, officer, agent or liquidator of, or any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

103.	The indemnity in Section 102 only applies if such person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the Person had no reasonable cause to believe that his conduct was unlawful.

104.	The decision of the Directors as to whether the Person acted honestly and in good faith and with a view to the best interests of the Company and as to whether such person had no reasonable cause to believe that his conduct was unlawful, is in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

105.	The termination of any proceedings by any judgement, order, settlement, conviction or the entering of a nolle proscqui does not, by itself, create a presumption that the Indemnifiable Person did not act honestly and in good faith and with a view to the best interests of the Company or that such person had reasonable cause to believe that his conduct was unlawful.

106.	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

107.	The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. The Seal when affixed to any written instrument shall be witnessed by a Director or any other person so authorised from time to time by Resolution of Directors. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DISTRIBUTIONS

108.	The Company may, from time to time, by a Resolution of Directors authorise a Distribution by the Company at a time, and of an amount, and to any Shareholders it thinks fit if they are satisfied, on reasonable grounds, that immediately after the Distribution:

(a)	the value of the Company’s assets will exceed its liabilities, and

(b)	the Company will be able to pay its debts as they become due.

109.	Distributions may be paid in money, shares or other property.

110.	Notice of any Distribution that may have been authorised shall be given to each Shareholder in the manner hereinafter mentioned and all Distributions unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

111.	No Distribution shall bear interest as against the Company and no Distribution shall be authorised or made on Treasury Shares.

ACCOUNTS

112.	The Company shall keep such accounts and records that are sufficient to show and explain the Company’s transactions; and will at any time, enable the financial position of the Company to be determined with reasonable accuracy.

113.	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the assets and liabilities of the Company as at the end of a fiscal year.

114.	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors in which case the following provisions shall apply to the appointment and activities of the auditors.

115.	The first auditors shall be appointed by Resolution of Directors and subsequent auditors shall be appointed by Resolution of Shareholders.

116.	The auditors may be Shareholders of the Company but no Director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

117.	The remuneration of the auditors of the Company may be fixed by Resolution of Directors.

118.	The auditors shall examine each profit and loss account and balance sheet required to be served on every Shareholder of the Company or laid before a meeting of the Shareholders of the Company and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

119.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be served on the Shareholders.

120.	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

121.	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

122.	Any notice, information or written statement to be given by the Company to Shareholders may be served in any way by which it can reasonably be expected to reach each Shareholder or by mail addressed to each Shareholder at the address shown in the Register of Shareholders.

123.	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

124.	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

VOLUNTARY WINDING UP AND DISSOLUTION

125.	The Company may by a Resolution of Shareholders or subject to the Act, by a Resolution of Directors appoint a voluntary liquidator. The plan of liquidation shall be approved by Special Resolution of Shareholders.

CONTINUATION

126.	The Company may by Special Resolution of Shareholders continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

We, ICAZA, GONZALEZ-RUIZ & ALEMAN (BVI) TRUST LIMITED of Vanterpool Plaza, 2nd Floor, Wickhams Cay I, Road Town, Tortola, British Virgin Islands for the purposes of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association this 2nd day of January, 2008.

Incorporator

SGD. YEXADIRA GARCIA

Yexadira Garcia

Authorised Signatory

Icaza, Gonzalez-Ruiz & Aleman (BVI) Trust Limited